UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   BROOKSHIRE, JANE T
   WLR FOODS, INC.
   POST OFFICE BOX 7000
   BROADWAY, VA  22815
   USA
2. Issuer Name and Ticker or Trading Symbol
   WLR FOODS, INC.
   WLRF
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   AUGUST 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT OF HUMAN RESOURCES
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |06/30/|I   | |167.920**         |A  |$6.31      |8,358.227          |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |1,433*             |I     |Husband's IRA              |
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**Adjusted total for new ca|      |    | |                  |   |           |                   |      |                           |
lculation of 401K Plan.    |      |    | |                  |   |           |                   |      |                           |
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End of month totals include|      |    | |                  |   |           |                   |      |                           |
 any dividend reinvestments|      |    | |                  |   |           |                   |      |                           |
, employee stock           |      |    | |                  |   |           |                   |      |                           |
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purchases, and stock divide|      |    | |                  |   |           |                   |      |                           |
nds.                       |      |    | |                  |   |           |                   |      |                           |
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*Beneficial ownership expre|      |    | |                  |   |           |                   |      |                           |
ssly disclaimed.           |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Options|        |     |    | |           |   |     |     |            |       |       |            |   |            |
 - Right to Buy       |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(a) Exerciseable in increments of 33 1/3 after 1, 2, & 3 years from transaction date.
(b) Stock options granted under WLR Foods, Inc. long-term incentive plan.
SIGNATURE OF REPORTING PERSON
/s/ Elizabeth A. McLean
DATE
September 8, 1998